Cue Health Reports Strong Fourth Quarter and Full Year 2021 Financial Results
____________________

SAN DIEGO, CA – March 29, 2022 – Cue Health Inc. (Nasdaq: HLTH), a healthcare technology company, (“Cue") today reported financial results for fourth quarter and full year 2021.

Key Highlights

•Reported total revenue of $192.5 million for the fourth quarter of 2021, compared to $13.3M in the fourth quarter of 2020
•Full year revenue of $618.1 million in 2021, compared to $23.0 million in 2020
•Diluted EPS of $0.22 for the fourth quarter of 2021, compared to a loss of $1.16 in the fourth quarter of 2020
•Full year diluted EPS of $0.59 in 2021, compared to a loss of $2.90 in 2020
•Shipped more than 230,000 Cue Readers to date, almost doubling the number of readers shipped through Q3 2021
•Today we have more than 220 directly contracted organizations as customers, up from more than 80 at the end of the third quarter 2021
•Successfully launched virtual health platform to individual consumers across the US
•Ended 2021 with cash and cash equivalents of $409.9 million
•Q1 FY22 revenue guidance range of $170 million to $180 million

“In the fourth quarter, we made great progress across our growth drivers: building and diversifying our customer base, progressing the expansion of our test menu, and introducing new digital enhancements to our platform,” said Ayub Khattak, Chief Executive Office and Co-Founder of Cue Health. “We’re driving this momentum into 2022 as we plan to launch a number of clinical studies and make multiple FDA submissions before year-end. With our growing install base of nearly a quarter million Cue Readers and the further integration of our diagnostics with virtual care capabilities, we are executing on our strategy and advancing Cue’s mission of making healthcare more timely and accessible for people around the world.”

Fourth Quarter 2021 Financial Results

Revenue was $192.5 million for the fourth quarter of 2021, an increase from $13.3 million in the fourth quarter of 2020. The growth was driven by our production capacity ramp through 2021, delivery on our U.S. Department of Defense (“U.S. DoD”) contract, and expansion of our customer base across all customer categories.

Private Sector revenue grew to 54.0%, or $104.0M, for the fourth quarter of 2021. This is the first time Private Sector revenues surpassed the Public Sector, reflecting growth in our customer base.

Public Sector revenue was $88.5 million, and accounted for 46.0% of revenues for the fourth quarter of 2021. During the quarter we completed shipment of our contract with the U.S. DoD.

Disposable test cartridge revenue was $165.4 million for the fourth quarter of 2021.

Product gross margin was 46.3% for the fourth quarter of 2021, up from 7.2% in the fourth quarter 2020 due to the scale up production and related efficiencies that resulted in more favorable absorption of fixed costs on a per unit basis in 2021.

Operating expenses for the fourth quarter of 2021 were $66.3 million, excluding cost of revenues, compared to $19.0 million for the fourth quarter of 2020. The increase was driven by growth in our overall organization, digital marketing spend, and spend related to product development.

Net income was $34.2 million for the fourth quarter of 2021 compared to net loss of $19.5 million in the fourth quarter of 2020. Earnings per diluted share was $0.22 for the fourth quarter of 2021 compared to a loss of $1.16 per diluted share in the fourth quarter 2020.

Full Year 2021 Financial Results

Revenue was $618.1 million for the full year 2021, an increase from $23.0 million for the full year 2020.

Public Sector revenue was $385.3 million, an increase from $16.4 million for the prior year.

Private Sector revenue was $232.8 million, an increase from $6.5 million for the prior year.

Product gross margin was 55.1%, an increase from 2.9% for the prior year.

Operating expenses, excluding cost of revenues, were $151.3 million, compared to $53.1 million for the prior year.

Net income was $86.4 million, an increase from a net loss $47.4 million for the prior year. Earnings per diluted share was $0.59, compared to a loss of $2.90 for the prior year.

Adjusted net income was $164.5 million, an increase from a net loss of $47.4 million for the prior year.

Cash and cash equivalents were $409.9 million as of December 31, 2021.

Guidance
Cue Health expects first quarter 2022 revenues in the range of $170 million to $180 million.

About Cue Health
Cue Health (Nasdaq: HLTH) is a healthcare technology company that makes it easy for individuals to access health information and places diagnostic information at the center of care. Cue Health enables people to manage their health through real-time, actionable, and connected health information, offering individuals and their healthcare providers easy access to lab-quality diagnostics anywhere, anytime, in a device that fits in the palm of the hand. Cue Health’s first-of-its-kind COVID-19 test was the first FDA-authorized molecular diagnostic test for at-home and over-the-counter use without a prescription and physician supervision. Outside the United States, Cue Health has received the CE mark in the European Union, Interim Order authorization from Health Canada, regulatory approval from India’s Central Drugs Standard Control Organisation, and PSAR authorization from Singapore’s Health Sciences Authority. Cue

Health was founded in 2010 and is headquartered in San Diego. For more information, please visit www.cuehealth.com.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, including statements related to the commencement of any clinical studies, the submission of any FDA applications, potential technology enhancements and future performance and our guidance, including first quarter 2022 guidance, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements”. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” “develop,” “progress,” “expand” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those related to the expected capabilities of the new Omicron-specific genotyping Cue test, our ability to maintain customer growth rates, our ability to increase private sector revenue, our ability maintain or replace the revenue historically generated from our government contracts, our ability to effectively scale our manufacturing capacity to meet contractual obligations with our customers and market demand, and the factors discussed in the "Risk Factors" section of Cue’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC. Any forward-looking statements contained in this press release are based on the current expectations of Cue’s management team and speak only as of the date hereof, and Cue specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

This product has not been FDA cleared or approved; but has been authorized by FDA under an Emergency Use Authorization, or EUA. This product has been authorized only for the detection of nucleic acid from SARS-CoV-2, not for any other viruses or pathogens. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of in vitro diagnostics for detection and/or diagnosis of COVID-19 under Section 564(b)(1) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the declaration is terminated or authorization is revoked sooner.

Contact Us
ICR Westwicke
Caroline Corner
ir@cuehealth.com
(415) 202-5678

Cue Health
press@cuehealth.com

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue
Product revenue	$191,280	$13,263	$615,796	$15,391
Grant and other revenue	1,226	—	2,311	7,562
Total revenue	192,506	13,263	618,107	22,953

Operating costs and expenses:
Cost of product revenue	102,796	12,310	276,542	14,951
Sales and marketing	21,198	650	28,729	714
Research and development	21,679	1,920	42,829	28,478
General and administrative	23,452	16,478	79,788	23,936
Total operating costs and expenses	169,125	31,358	427,888	68,079
Income (loss) from operations	23,381	(18,095)	190,219	(45,126)

Interest expense	(57)	(100)	(9,809)	(374)
Change in fair value of redeemable convertible preferred stock warrants	—	(1,289)	53	(1,289)
Change in fair value of convertible notes	—	—	(59,560)	—
Loss on extinguishment of debt	—	—	(1,998)	(610)
Other income (expense), net	291	(52)	272	47
Net income (loss) before income taxes	23,615	(19,536)	119,177	(47,352)

Income tax expense (benefit)	(10,615)	—	32,759	—
Net income (loss)	$34,230	$(19,536)	$86,418	$(47,352)
Net income (loss) per share attributable to common stockholders – basic	$0.23	$(1.16)	$0.63	$(2.90)
Weighted-average number of shares used in computation of net income (loss) per share attributable to common stockholders – basic	146,367,756	16,878,866	52,815,449	16,315,730
Net income (loss) per share attributable to common stockholders – diluted	$0.22	$(1.16)	$0.59	$(2.90)
Weighted-average number of shares used in computation of net income (loss) per share attributable to common stockholders – diluted	152,531,173	16,878,866	59,635,384	16,315,730

CONDENSED BALANCE SHEETS
(In thousands, except share amounts and share data)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$409,873	$121,578
Restricted cash	13,837	6,000
Accounts receivable, net	104,589	4,168
Inventory	88,388	36,842
Prepaid expenses	45,889	13,847
Other current assets	7,446	1,263
Total current assets	670,022	183,698

Restricted cash, non-current	—	1,677
Property and equipment, net	177,456	103,683
Prepaid rent	1,567	16,771
Operating lease right-of-use assets	79,474	8,281
Intangible assets, net	7,673	2,038
Other non-current assets	3,868	180
Total assets	$940,060	$316,328

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$37,208	$23,847
Accrued liabilities and other current liabilities	29,498	8,822
Income taxes payable	8,297	—
Deferred revenue, current	82,165	115,747
Debt, current	—	5,434
Operating lease liabilities, current	7,147	797
Finance lease liabilities, current	2,621	1,249
Total current liabilities	166,936	155,896

Redeemable convertible preferred stock warrant liabilities	—	1,331
Deferred revenue, net of current portion	10,283	67,349
Operating leases liabilities, net of current portion	46,464	10,472
Finance lease liabilities, net of current portion	3,271	1,857
Other non-current liabilities	6,356	4,500
Total liabilities	233,310	241,405

Commitments and contingencies

Total redeemable convertible preferred stock	—	176,323

Stockholders’ Equity (Deficit)
Preferred stock, $0.00001 par value; 50,000,000 and no shares authorized, no shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.00001 par value; 500,000,000 and 129,030,355 shares authorized, 146,402,991 and 27,995,780 issued and outstanding at December 31, 2021 and December 31, 2020, respectively	1	—
Additional paid-in-capital	730,767	9,036
Accumulated deficit	(24,018)	(110,436)
Total stockholders’ equity (deficit)	706,750	(101,400)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$940,060	$316,328

Non-GAAP Net Income (Loss)
(In thousands, except share data)

	Year Ended December 31,
	2021		2020
	Dollar Amount	Per Diluted Share	Dollar Amount	Per Diluted Share

Net income (loss)/diluted EPS	$86,418	0.59	$(47,352)	(2.90)
Fair value adjustments of convertible notes	59,560	0.47	—	—
Banking and financing-related items	7,998	0.07	—	—
Forgiveness of promissory notes	12,880	0.10	—	—
Tax effects	(2,315)	(0.02)	—	—
Adjusted net income (loss)/adjusted diluted EPS	$164,541	$1.21	$(47,352)	$(2.90)